FOR IMMEDIATE RELEASE	Krispy Kreme Contact: Brian K. Little 336-726-8825 blittle@KrispyKreme.com

KRISPY KREME ANNOUNCES FIRST QUARTER
FISCAL 2008 RESULTS

Winston-Salem, NC – June 4, 2007– Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today reported financial results for the quarter ended April 29, 2007, the first quarter of fiscal 2008.

Revenues for the first quarter decreased 7.1% to $110.9 million compared to $119.4 million in the first quarter of last year.  Company Stores revenues decreased 6.4% to $80.5 million, revenues from franchise operations increased 9.9% to $5.0 million, and KK Supply Chain revenues decreased 11.6% to $25.5 million.

First quarter systemwide sales decreased 2.8% from the first quarter of last year.  Systemwide average weekly sales per store decreased approximately 1.5% to approximately $39,300 per store.  Company Stores average weekly sales per store increased 3.4% to approximately $55,300 per store.   Systemwide average weekly sales per store are lower than Company average weekly sales per store principally because the growth in satellite stores, which have lower average weekly sales than factory stores, largely has been concentrated in franchise stores and not in Company stores.

The net loss for the first quarter was $7.4 million, or $0.12 per diluted share, compared to a net loss of $6.0 million, or $0.10 per diluted share, in the comparable period last year.  The net loss for the quarter includes a charge of $9.6 million representing a prepayment fee and the write-off of deferred financing costs related to long-term debt refinanced during the quarter.  The refinancing resulted in a decrease in the rate of interest accruing on the Company’s long-term debt of approximately 425 basis points annually compared to interest rates paid in fiscal 2007 on the refinanced facility.  Cash on the balance sheet remained over $30 million at quarter end.

Impairment charges and lease termination costs totaled $12.7 million in the first quarter this year, compared to $755,000 in the first quarter of fiscal 2007.

Results for the first quarter of fiscal 2008 also include a credit of $14.9 million, representing the decrease from January 28 to March 2 in the estimated fair value of the securities issued by the Company on March 2, 2007 in connection with the settlement of the class action litigation and partial settlement of the shareholder derivative action.

General and administrative expenses totaled $6.8 million in the first quarter this year, compared to $16.6 million in the first quarter last year.  The Company incurred professional fees, net of insurance recoveries, of approximately $725,000 and $7.9 million in the first quarter of fiscal 2008 and 2007, respectively, associated with internal and external investigations, litigation and the services of an interim management firm formerly engaged by the Company.  In addition, general and administrative expenses fell due to a $1.5 million increase in corporate support costs allocated to the Company's business segments and included in direct operating expenses.  Exclusive of these effects, general and administrative expenses fell approximately $1.1 million from last year’s first quarter.

During the quarter, 13 new Krispy Kreme stores, comprised of 9 factory stores and 4 satellites, were opened systemwide, and 4 factory stores were closed systemwide.  This brings the total number of stores systemwide at quarter end to 404, consisting of 301 factory stores and 103 satellites.  The net increase of 9 stores in the quarter reflects a net increase of 12 international stores and a net decrease of 3 domestic stores.

“While Krispy Kreme still faces some longstanding challenges, we continue to advance the turnaround,” said Daryl Brewster, President and Chief Executive Officer of Krispy Kreme.  “During the quarter, we improved our average weekly sales per Company store and slowed the decline in systemwide sales.  We refinanced our credit facilities to achieve cost savings.  We reduced special professional fees and made progress in reducing other general and administrative costs.  Our international franchisees continued to show significant growth.  We also took steps to reevaluate elements of the business, which resulted in recording impairment charges of $12.7 million to write down certain assets.”

Krispy Kreme management will host a conference call to review first quarter results on June 4, 2007 at 4:30 p.m. (ET).  A live webcast of the conference call will be available at www.KrispyKreme.com/investorrelations.html and www.Streetevents.com.  An archived audio replay will be available shortly following the conference call.  To access the telephone replay dial 888-286-8010 and enter the passcode number 32154585.  International callers may access the replay by dialing 617-801-6888 and entering passcode 32154585.  The audio replay will be available through June 15, 2007.  The conference call webcast will be archived and accessible for one month.

Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise stores.  The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.  The Company’s consolidated financial statements include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchisees, but exclude sales by franchise stores to their customers.

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Information contained in this press release, other than historical information, should be considered forward-looking.  Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission and the United States Attorney's Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; negative publicity; significant changes in our management; our ability, and our dependence on the ability of our franchisees, to execute our and their business plans; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; restrictions on our operations contained in our senior secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme's Annual Report on Form 10-K for fiscal 2007 and other periodic reports filed with the Securities and Exchange Commission.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET
(Unaudited)

(In thousands)

	Apr. 29, 2007	Jan. 28, 2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,981	$36,242
Receivables	23,448	26,769
Accounts and notes receivable — equity method franchisees	906	834
Inventories	23,591	21,006
Insurance recovery receivable	—	34,967
Other current assets	5,952	12,000
Total current assets	84,878	131,818
Property and equipment	153,773	168,654
Investments in equity method franchisees	3,040	3,224
Goodwill and other intangible assets	28,534	28,934
Deferred income taxes	20	20
Other assets	13,980	16,842
Total assets	$284,225	$349,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,404	$1,730
Accounts payable	9,314	7,874
Accrued litigation settlement	—	86,772
Deferred income taxes	20	20
Other accrued liabilities	32,979	38,474
Total current liabilities	43,717	134,870
Long-term debt, less current maturities	99,611	105,966
Other long-term obligations	28,988	29,694

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	—	—
Common stock, no par value	350,148	310,942
Accumulated other comprehensive income	1,180	1,266
Accumulated deficit	(239,419)	(233,246)
Total shareholders’ equity	111,909	78,962
Total liabilities and shareholders’ equity	$284,225	$349,492

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	Apr. 29, 2007	Apr. 30, 2006

Revenues	$110,918	$119,365
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown below)	96,995	97,085
General and administrative expenses	6,822	16,607
Depreciation and amortization expense	4,688	5,478
Impairment charges and lease termination costs	12,663	755
Settlement of litigation	(14,930)	—
Other operating (income) and expense, net	(285)	(11)
Operating income (loss)	4,965	(549)
Interest income	438	284
Interest expense	(2,520)	(5,133)
Loss on extinguishment of debt	(9,622)	—
Equity in (losses) of equity method franchisees	(221)	(494)
Other non-operating income and (expense), net	23	122
(Loss) before income taxes	(6,937)	(5,770)
Provision for income taxes	461	272
Net (loss)	$(7,398)	$(6,042)

(Loss) per common share:
Basic	$(.12)	$(.10)

Diluted	$(.12)	$(.10)

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

(In thousands)

	Year Ended
	Apr. 29, 2007	Apr. 30, 2006
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss)	$(7,398)	$(6,042)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,688	5,478
Deferred income taxes	172	(197)
Impairment charges	12,438	358
Settlement of litigation	(14,930)	—
Accrued rent expense	75	763
(Gain) on disposal of property and equipment	(444)	(12)
Share-based compensation	2,156	5,328
Provision for doubtful accounts	1,230	(35)
Amortization of deferred financing costs	5,603	688
Equity in losses of equity method franchisees	221	494
Other	171	(138)
Change in assets and liabilities:
Receivables	2,027	(1,071)
Inventories	(2,585)	784
Other current and non-current assets	2,113	(684)
Accounts payable and accrued liabilities	(3,789)	(71)
Other long-term obligations	(411)	1,917
Net cash provided by operating activities	1,337	7,560
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,077)	(1,266)
Proceeds from disposals of property and equipment	4,726	1,081
Recovery of investments in and advances to franchise investee	—	500
Decrease in other assets	27	1
Net cash provided by investing activities	2,676	316
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of short-term debt	—	(54)
Proceeds from issuance of long-term debt	110,000	—
Repayment of long-term debt	(116,681)	(1,404)
Deferred financing costs	(2,771)	—
Proceeds from exercise of stock options	175	—
Net change in book overdraft	—	60
Net cash (used for) financing activities	(9,277)	(1,398)
Effect of exchange rate changes on cash	3	(1)
Cash balances of subsidiary at date of deconsolidation	—	(1,413)
Net increase (decrease) in cash and cash equivalents	(5,261)	5,064
Cash and cash equivalents at beginning of period	36,242	16,980
Cash and cash equivalents at end of period	$30,981	$22,044

KRISPY KREME DOUGHNUTS, INC.

Store Count

	NUMBER OF STORES
	FACTORY	SATELLITE	TOTAL
Three months ended April 29, 2007:
JANUARY 28, 2007	296	99	395
Opened	9	4	13
Closed	(4)	—	(4)
APRIL 29, 2007	301	103	404

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

(Dollars in thousands)

	Three Months Ended
	Apr. 29, 2007	Apr. 30, 2006

Year over year percentage change in systemwide sales (1)	(2.8)%	(16.6)%

Average weekly sales per factory store (2):
Company	$56.8	$55.1
Systemwide	$51.7	$49.1

Factory store operating weeks (3):
Company	1,417	1,502
Systemwide	3,813	4,114

Average weekly sales per store (4):
Company	$55.3	$53.5
Systemwide	$39.3	$39.9

Store operating weeks (5):
Company	1,456	1,546
Systemwide	5,009	5,062

On-premises sales (6):
Company change in same store sales	0.1%
Systemwide change in same store sales	(2.4)%

Company off-premises sales (7):
Change in average weekly number of doors	1.3%
Change in average weekly sales per door	(4.3)%

(1)
Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores.  The Company believes systemwide sales data is useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.

(2)	Represents, on a Company and systemwide basis, total sales of all stores divided by the number of operating weeks for factory stores.
(3)	Represents, on a Company and systemwide basis, the aggregate number of operating weeks for factory stores.
(4)	Represents, on a Company and systemwide basis, total sales of all stores divided by the number of operating weeks for both factory and satellite stores.
(5)	Represents, on a Company and systemwide basis, the aggregate number of operating weeks for both factory and satellite stores.
(6)
The change in “same store sales” represents, on a Company and systemwide basis, the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period.  Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods.  In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation.

(7)
For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended
	Apr. 29, 2007	Apr. 30, 2006
Revenues:
Company Stores	$80,452	$85,998
Franchise	5,000	4,549
KK Supply Chain:
Total revenues	52,729	57,244
Less- intersegment elimination	(27,263)	(28,426)
External KK Supply Chain revenues	25,466	28,818
Total revenues	$110,918	$119,365
Operating income (loss):
Company Stores	$(168)	$3,330
Franchise	3,293	3,701
KK Supply Chain	6,695	10,156
Unallocated general and administrative expenses	(7,122)	(16,981)
Impairment charges and lease termination costs	(12,663)	(755)
Settlement of litigation	14,930	—
Total operating income (loss)	$4,965	$(549)
Depreciation and amortization expense:
Company Stores	$3,492	$4,168
Franchise	24	32
KK Supply Chain	872	875
Corporate administration	300	403
Total depreciation and amortization expense	$4,688	$5,478